Exhibit 99

      CIMA LABS Announces Third-Quarter 2003 Financial Results;
Product Sales More Than Double, Royalties Up 76 Percent Year-Over-Year

    EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--Oct. 30, 2003--CIMA LABS INC. (NASDAQ: CIMA) today reported financial results for the third quarter ended September 30, 2003.

    -- Revenues increased 62% to $20.3 million from $12.5 million in the third quarter of 2002, and grew sequentially from $18.3 million in the second quarter of 2003.

    -- GAAP operating income was $930,000 (4.6% of revenues), compared with $2.3 million (18.5% of revenues) a year ago, and $4.2 million (23.2% of revenues) in the sequential second quarter of 2003.

    -- Other income, principally investment income, declined to $757,000 in the third quarter of 2003 from $1.5 million last year due to lower reinvestment rates.

    -- GAAP net income was $972,000, or $0.07 per share on a diluted basis, compared with $4.4 million, or $0.30 per diluted share, for the third quarter of 2002.

    Included in operating income for the third quarter of 2003 was $3.5 million in advisory, investment banking, legal and administrative expenses related to the Company's proposed merger with aaiPharma, Inc. (NASDAQ: AAII). Under Generally Accepted Accounting Principles (GAAP), CIMA is required, as the accounting acquiree in the transaction, to expense costs related to the merger as they are incurred. Additionally, for U.S. federal tax purposes, these costs are not tax deductible.
    Excluding these merger-related charges, pro forma operating income for the third quarter of 2003 increased 89% from last year to $4.4 million (21.6% of revenues). Pro forma net income for the third quarter of 2003, excluding merger-related expenses, was $3.8 million, or $0.26 per diluted share, at the upper end of CIMA's initial guidance range of $0.24-$0.27.
    CIMA's pro forma operating income, pro forma net income, and pro forma net income per diluted share are not based on Generally Accepted Accounting Principles (GAAP). The Company believes such information provides an additional measurement and a consistent historical comparison of the Company's performance. Within this news release, CIMA has included tables that provide a reconciliation of these pro forma measures to comparable measures reported under GAAP.

    Comments on the Third Quarter

    "Thanks to a tremendous team effort across the entire CIMA organization, this was another great quarter for the Company," said Steven B. Ratoff, chairman and interim CEO. "We hit the high end of our third-quarter guidance range for revenue on strong sales of Remeron SolTabs and Alavert to our partners. Meanwhile, CIMA's operating leverage continued to improve. As a result, excluding merger-related expenses, pro forma operating income nearly doubled from the third quarter a year ago."
    "Wyeth's orally disintegrating tablet (ODT) form of Alavert, its over-the-counter antihistamine, eclipsed Organon's Remeron SolTabs to become CIMA's top product sales revenue contributor in the third quarter," said Ratoff. "Our shipments of Alavert nearly doubled from the sequential second quarter, and Wyeth's production forecasts suggest that Alavert will continue to be a growing source of revenue for CIMA this year. At the same time, our previous forecasts for Remeron SolTabs remain on target. Organon continues its aggressive European marketing campaign for this ODT medication for depression, and U.S. sales of Remeron SolTabs have held up well, despite competition from generic forms of standard Remeron. Including the four other pharmaceuticals marketed by CIMA's partners, total shipments of ODT tablets increased nearly 10% sequentially in the third quarter and more than doubled from the third quarter a year ago."
    "CIMA continued to make progress on its product pipeline during the third quarter," said Ratoff. "The Company remains in active discussions regarding new projects with current and potential partners, and we are excited about the opportunities we see to expand our pipeline with future collaborative and proprietary products. We are waiting for notification from our partners regarding the FDA approvals for two partner products, and we are in the process of preparing for their launches. Depending on the timing of the approvals, our partners may launch these products either in late 2003 or early 2004. Including these products, we expect our partners to launch five to seven new ODT pharmaceuticals by the end of 2004. Meanwhile, CIMA continued moving forward on the development of its first proprietary pharmaceutical product, our OraVescent Fentanyl medication for breakthrough cancer pain."
    "As we announced earlier this month, we expect to meet with the Food & Drug Administration (FDA) to discuss Phase III clinical trial protocols for OraVescent Fentanyl before the end of 2003," said Ratoff. "We are prepared to commence our safety and efficacy pivotal clinical trials early in 2004 and believe that CIMA is on target to achieve its plans to file a regulatory submission for OraVescent Fentanyl late in 2004 or early 2005, with a product launch occurring in late 2005 or early 2006."
    Chief Operating Officer John Hontz, Ph.D., commented on the Company's manufacturing capacity expansion: "The CIMA team continued to operate round-the-clock to meet our partners' production requirements during the third quarter. We also made great progress on our capacity expansion activity, which is aimed at substantially increasing CIMA's ability to manufacture both bottled and blister-packaged tablets in 2004. We received the FDA's go-ahead for our first bottled tablet manufacturing line, which should provide us with annual capacity of 700 million bottled tablets beginning late in the fourth quarter of 2003. We also started construction to accommodate a third production line for blister-packaged tablets. This should increase our blister-packaged capacity from 600 million to 1 billion tablets by the end of the first quarter of 2004."

    Financial Review

    "Net product sales to our partners increased 119% from last year to $13.3 million in the third quarter of 2003," said James Hawley, CIMA's chief financial officer. "Although we had essentially reached full production capacity in the second quarter, we were able to increase sales to our partners by 9% on a sequential basis."
    "Product development fees and license revenues were $1.4 million, declining from $3.2 million a year ago and $1.6 million for the sequential second quarter," said Hawley. "We have renegotiated the nature and timing of payments for certain in-process R&D activities, which places greater emphasis on long-term development milestones and less emphasis on early-stage payments."
    "Royalty revenues increased 76% year-over-year and 27% sequentially to $5.6 million for the third quarter of 2003," said Hawley. "The increase from last year resulted from higher partner sales of Remeron SolTabs, Alavert and Zomig-ZMT.
    "As CIMA's business matures, our operating leverage and operating earnings quality continue to improve," said Hawley. "Gross margins are improving as a result of better absorption of fixed costs and a favorable manufacturing mix. Despite increased costs related to patent defense litigation, pro forma operating income, excluding merger-related expenses, represented 85% of CIMA's total pro forma pre-tax income in the third quarter of 2003. The comparable figure a year earlier was 62%."
    CIMA used approximately $1.2 million of its remaining tax benefits in the third quarter of 2003, with the remaining $100,000 to be recognized during the fourth quarter. CIMA's effective tax rate for the third quarter was 42.4%, and 26% on a pro forma basis, excluding the merger-related expenses. A normalized tax rate of approximately 37.5% is expected to apply to CIMA's earnings subsequent to recognizing the remaining tax benefits. Earnings per diluted share at the fully taxed rate of 37.5%, excluding merger-related expenses, would have been $0.22 for the third quarter of 2003 compared with $0.16 for the third quarter of 2002. CIMA's fully taxed earnings per share are a non-GAAP financial measure that the Company is using to provide a comparison to prior quarters. A reconciliation of fully taxed earnings per share to the comparable GAAP financial measure is included in the statements incorporated as part of this news release.
    CIMA's cash and available-for-sale securities totaled $129.9 million at September 30, 2003, compared with $131.7 million at December 31, 2002. The Company continued to have no debt on its balance sheet at the end of the third quarter of 2003.

    Outlook and Guidance

    "CIMA is on track to achieve solid revenue growth in 2003," said Ratoff. "Product sales to our partners are meeting, and in some cases surpassing, our expectations, and royalty revenues are trending upward. For the full year 2003, we expect revenues to be in the range of $75 million to $77 million. We now expect our full-year revenue component mix to include product sales revenues in excess of 60%, product development and licensing revenues of less than 10%, and revenues from royalties approaching 30%."
    In the fourth quarter, CIMA expects to incur additional merger-related expenses that the Company is unable to quantify at the present time and, as a result, is not providing full-year 2003 earnings guidance.

    Nine-Month Results

    For the nine-month period ended September 30, 2003:

    -- Revenues increased 78% to $55.3 million from $31.1 million for the comparable period in 2002.

    -- GAAP operating income was $9 million (16.3% of revenues), compared with $5.8 million (18.5% of revenues) for the year-earlier period.

    -- Other income, principally investment income, declined to $2.7 million from $5.1 million a year earlier.

    -- GAAP net income was $7.8 million, or $0.53 per share on a diluted basis, compared with $12 million, or $0.82 per diluted share, for the comparable period in 2002.

    Included in operating income for the nine months ended September 30, 2003 were $3.7 million in expenses related to the Company's proposed merger with aaiPharma, Inc. CIMA is required under GAAP to expense these costs and they are not tax deductible for federal tax purposes. Excluding these charges, pro forma operating income for the nine months ended September 30, 2003 increased 121% from the comparable year-earlier period to $12.7 million (23.0% of revenues). Pro forma net income year-to-date in 2003, excluding merger-related expenses, was $10.8 million, or $0.74 per diluted share.
    CIMA recorded a small tax benefit in the nine months ended September 30, 2002 and its effective tax rate for the comparable period in 2003 was 33.2%. The pro forma operating income and net income, excluding merger-related expenses, for the nine months ended September 30, 2003 reflect an effective tax rate of 30%. Pro forma earnings per diluted share at the fully taxed rate of 37.5% would have been $0.65 for the first nine months of 2003 compared with $0.47 for the same period in 2002.
    CIMA's pro forma operating income, pro forma net income, and pro forma net income per diluted share are not based on Generally Accepted Accounting Principles (GAAP). The Company believes such information provides an additional measurement and a consistent historical comparison of the Company's performance. Within this news release, CIMA has included tables that provide a reconciliation of these pro forma measures to comparable measures reported under GAAP.

    GAAP to Pro Forma Reconciliations

    The following tables reconcile pro forma operating income, pro forma net income, and pro forma income per diluted share to those reported under Generally Accepted Accounting Principles for the three- and nine-month periods ended September 30, 2003 and 2002.


GAAP operating income to Pro Forma operating income

           (In millions of dollars)             Q3    Q3   YTD   YTD
                                               2003  2002  2003  2002
----------------------------------------------------------------------
GAAP operating income                           0.9   2.3   9.0   5.8
----------------------------------------------------------------------
Add back: merger-related expenses               3.5     -   3.7     -
----------------------------------------------------------------------
Pro forma operating income                      4.4   2.3  12.7   5.8
----------------------------------------------------------------------


GAAP 2003 net income to Pro Forma 2003 net income (effective tax rate of 26% in Q3, 30% YTD)

   (In millions of dollars, except per-share amounts)      Q3    YTD
                                                          2003   2003
----------------------------------------------------------------------
GAAP net income                                             1.0   7.8
----------------------------------------------------------------------
Add back: merger-related expenses                           3.5   3.7
----------------------------------------------------------------------
Less: tax expense at pro forma                             (1.4) (4.6)
----------------------------------------------------------------------
Add back: tax expense as reported                           0.7   3.9
----------------------------------------------------------------------
Pro forma net income                                        3.8  10.8
----------------------------------------------------------------------
Pro forma net income per diluted share                     0.26  0.74
----------------------------------------------------------------------


GAAP net income to Pro Forma net income (effective tax rate of
37.5%)

  (In millions of dollars, except per-share     Q3    Q3   YTD   YTD
                   amounts)                    2003  2002  2003  2002
----------------------------------------------------------------------
GAAP net income                                 1.0   4.4   7.8  12.0
----------------------------------------------------------------------
Add back: merger-related expenses               3.5     -   3.7     -
----------------------------------------------------------------------
Add back: tax expense as reported               0.7  (0.6)  3.9  (1.1)
----------------------------------------------------------------------
Less: tax expense at 37.5%                     (1.9) (1.4) (5.8) (4.1)
----------------------------------------------------------------------
Pro forma net income                            3.3   2.4   9.6   6.8
----------------------------------------------------------------------
Pro forma net income per diluted share         0.22  0.16  0.65  0.47
----------------------------------------------------------------------


    Third-Quarter Conference Call and Replay

    CIMA will review its third-quarter operating results in a conference call at 4:30 p.m. ET today. A replay of the conference call will be available for one week by dialing 719-457-0820 and providing the 687062 confirmation code. Investors also can listen to the conference call by visiting the Company's website, www.cimalabs.com. The call will be archived on this site.

    About CIMA LABS

    CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, orally disintegrating drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on its technologies, an active drug ingredient, which the company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. The company develops and manufactures orally disintegrating versions of drugs for pharmaceutical company partners for whom CIMA currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA also is developing proprietary products utilizing its orally disintegrating technologies, as well as its new OraVescent(R) enhanced absorption, transmucosal drug delivery system.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to CIMA's financial expectations for earnings and revenues for 2003, the mix of revenues, the future success of products marketed by CIMA's partners, CIMA's expected effective tax rate, the timing of the introduction of new products incorporating CIMA's technologies and the receipt of product development fees, and the Company's manufacturing capacity. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the successful completion of feasibility projects, consumer acceptance of products incorporating CIMA's technologies, the receipt of firm orders for these products, the success of pharmaceutical companies in marketing products incorporating CIMA's technologies, production costs, production yields, agreeing to commercial terms with pharmaceutical companies for new collaborative development and license agreements, capacity utilization of product development and manufacturing resources, the outcome of tests in humans of proposed products, returns on investments, and recognition of income tax benefits. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Factors That Could Affect Future Results" included in CIMA's most recent filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. These forward-looking statements speak only as of the date on which they are made. CIMA disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                      Condensed Income Statement
                   (in thousands, except per share)

                                 Unaudited               Unaudited
                             Three Months Ended      Nine Months Ended
                                September 30            September 30
                          ------------------------  ------------------
                             2003        2002        2003       2002
                          ---------   ---------   ---------   --------
Operating Revenues:
  Net sales                $13,345      $6,094     $35,665    $14,971
  Product development
   fees and licensing        1,364       3,242       4,561      8,609
  Royalties                  5,628       3,205      15,056      7,544
                          ---------   ---------   ---------   --------
Total operating
 revenues                   20,337      12,541      55,282     31,124

Operating expenses:
  Cost of goods sold         9,484       4,913      24,686     11,941
  Research and product
   development               3,608       3,328       8,818      7,783
  Selling, general and
   administrative            2,857       1,983       9,036      5,627
  Merger expenses            3,458           -       3,708          -
                          ---------   ---------   ---------   --------
Total operating
 expenses                   19,407      10,224      46,248     25,351

Operating income               930       2,317       9,034      5,773

Other income                   757       1,450       2,672      5,126
                          ---------   ---------   ---------   --------

Income before provision
 for taxes                   1,687       3,767      11,706     10,899
Income tax expense
 (benefit)                     715        (616)      3,892     (1,056)
                          ---------   ---------   ---------   --------

Net income                    $972      $4,383      $7,814    $11,955
                          =========   =========   =========   ========

Net income per
 basic share                 $0.07       $0.31       $0.54      $0.84

Net income per
 diluted share               $0.07       $0.30       $0.53      $0.82

Weighted average of
 number of shares:
  Basic                     14,488      14,209      14,382     14,172
  Diluted                   14,881      14,598      14,739     14,598



                      SELECTED BALANCE SHEET DATA
                            (in thousands)

                                          September 30,   December 31,
                                              2003            2002
                                           (unaudited)      (audited)
Cash, cash equivalents and
 available-for-sale securities
 - current & non-current                     129,901        $131,681
Trade accounts receivable, net                14,901          14,621
Inventories, net                               7,548           4,082
Property, plant & equipment, net              71,525          61,074
Deferred tax assets, net                       9,399          11,414
Total assets                                 236,057         225,353
Current liabilities                           11,271          12,052
Stockholders' equity                         224,786         213,301



    CONTACT: CIMA LABS INC.
             James Hawley, CFO, 952/947-8700
             investorrelations@cimalabs.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, Account Executive, 617/542-5300 elister@investorrelations.com